Exhibit 10.9

OFFICER SEVERANCE AGREEMENT, dated as of November 18, 2003, between MILLIPORE CORPORATION, a Massachusetts corporation with offices at 290 Concord Road, Billerica, Massachusetts 01821 (the “Company”), and Francis J. Lunger (the “Executive”).

WHEREAS the Executive is an officer and key member of the Company’s management; and

WHEREAS the Company believes that it is appropriate to provide its management in general and the Executive in particular with certain specified severance compensation and benefits in the event of termination of employment under certain circumstances as set forth in more detail below.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. “Annual Compensation” means the sum of (a) the Executive’s current base salary and (b) the Executive’s annual target bonus for the year in which the Qualifying Termination occurs (in each case determined immediately prior to the Qualifying Termination and without regard to any reduction in such salary or target bonus giving rise to the Qualifying Termination).

SECTION 1.02. “Board” means the Board of Directors of the Company.

SECTION 1.03. “Cause” means: (a) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a notice of termination by the Executive in respect of any event described in clause (b) of the definition of Qualifying Termination) for a period of at least 30 consecutive days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, (b) the Executive is convicted of, or has entered a plea of nolo contendere to, a felony, (c) the Executive’s misappropriation or embezzlement of funds or property belonging to the Company or (d) the Executive’s material violation of Company policies that the Board determines in its reasonable discretion is materially detrimental to the best interests of the Company, which violation is not corrected within 30 days after a written demand for correction is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes the Executive has materially violated the Company’s policies and the resulting material detriment to the best interests of the Company. For purposes of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company. Any termination of employment for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Board is relying for such termination.

SECTION 1.04. “Code” means the Internal Revenue Code of 1986, as amended.

SECTION 1.05. “Company-Paid Coverage Period” has the meaning given such term in Section 2.01(b).

SECTION 1.06. “Disability” has the meaning given such term under the Company’s short- and long-term disability plans.

SECTION 1.07. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

SECTION 1.08. “Executive Termination Agreement” means that certain Executive Termination Agreement, dated the date hereof, between the Executive and the Company.

SECTION 1.09. “Non-Compete Term” has the meaning given such term in Section 4.01.

SECTION 1.10. “Other Severance Benefits” has the meaning given such term in Section 10.09.

SECTION 1.11. “Qualifying Termination” means any termination of the Executive’s employment by the Company other than for Cause and other than due to the Executive’s death or Disability.

SECTION 1.12. “Severance Amount” has the meaning given such term in Section 2.01(a).

SECTION 1.13. “Severance Multiple” shall mean two.

SECTION 1.14. “Severance Period” has the meaning given such term in Section 2.01(a).

ARTICLE II

Benefits.

SECTION 2.01. Subject to Section 2.02, in the event that the Executive’s employment terminates as a result of a Qualifying Termination, then the Executive shall be entitled to the following benefits:

(a) Cash Severance Payment. The Executive shall be entitled to receive cash severance payments in an aggregate amount (the “Severance Amount”) equal to the product of: (i) the Executive’s Annual Compensation; and (ii) the Executive’s Severance Multiple. The Severance Amount shall be paid in substantially equal installments during the period (the “Severance Period”) (measured in the number of years and/or fractions thereof equal to the Executive’s Severance Multiple) immediately following such Qualifying Termination); provided, however, that if the Executive subsequently becomes employed by another employer prior to the expiration of the Severance Period, the Executive shall receive, in lieu of continued payment of the remaining unpaid installments of such cash severance payments, a lump sum cash payment in an amount equal to 50% of the aggregate amount of the remaining unpaid installments of such cash severance payments. The Severance Amount shall not be taken into account for purposes of determining benefits under any other qualified or non-qualified plans of the Company.

(b) Continued Employee Welfare Benefits. The Executive and his family shall receive continued provision of the Company’s standard group employee insurance coverages (e.g., health, dental, disability and life) as made available generally to the Company’s active employees for a period (the “Company-Paid Coverage Period”) that commences upon the Qualifying Termination and ends upon the earlier of (i) the expiration of the Severance Period or (ii) the date that the Executive becomes covered under another employer’s group health, dental, disability or life insurance plans that provide the Executive with comparable benefits; provided, however, that if the continuation of any or all of such insurance coverages are not permitted under the terms of the Company’s group insurance plans, the Company shall arrange for the provision of substantially equivalent insurance coverages to be provided under alternative plans or arrangements that provide such coverages on substantially the same terms and at a cost to the Executive that is not greater than that incurred by the Executive (determined on an after-tax basis) immediately prior to such Qualifying Termination. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985, the date of the “qualifying event” for the Executive and his family shall be the date upon which the Company-Paid Coverage Period terminates.

(c) Accelerated Vesting of Equity Awards. In the event of a Qualifying Termination, 50% of the Executive’s then outstanding unvested stock options and 50% of the Executive’s then outstanding shares of restricted Company common stock (and 50% of any other then outstanding unvested equity-based awards) granted under the Company’s 1999 Stock Incentive Plan, 1995 Combined Stock Option Plan, 1995 Long Term Restricted Stock Incentive Plan for Senior Management or any other stock-based compensation plan shall vest and any restrictions on such restricted stock shall lapse, and, in the case of stock options, become exercisable as of the date of Qualifying Termination (and remain exercisable for a period of six months thereafter, but in no event later than the originally scheduled expiration date without regard to the Qualifying Termination).

(d) Accrued Salary and Vacation. The Executive shall be paid all salary and accrued vacation pay earned through the date of the Executive’s Qualifying Termination. Such payment shall be made no later than the first installment of the Severance Amount.

(e) Pro-Rata Bonus. The Executive shall become entitled to receive, in lieu of any payments that the Executive may be entitled to receive under the Company’s annual incentive plan for the year in which the Qualifying Termination occurs, a lump-sum payment equal to the Executive’s target annual bonus for the year in which the Qualifying Termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such year through the date of the Qualifying Termination, and the denominator of which is 365. Such payment shall be made at the same time that annual bonuses for such year are otherwise paid to the Company’s officers.

(f) Outplacement Services. The Executive shall be entitled for the duration of the Severance Period to receive outplacement services, at a level consistent with his position immediately prior to the Qualifying Termination, to be provided by an outplacement services firm selected by the Company.

SECTION 2.02. No Executive shall be entitled to receive the benefits set forth in Section 2.01 unless he or she first executes a Release (substantially in the form of Exhibit A hereto) in favor of the Company and others set forth in Exhibit A relating to all claims or liabilities of any kind relating to his or her employment with the Company or a subsidiary thereof and the termination of such employment.

ARTICLE III

Nonqualifying Termination.

SECTION 3.01. In the event the Executive’s employment is terminated by reason of his voluntary resignation, death or Disability or by the Company for Cause, then the Executive shall not be entitled to receive severance or other benefits under this Agreement.

ARTICLE IV

Restrictive Covenants.

SECTION 4.01. As an inducement to the Company to provide the payments and benefits to the Executive hereunder, the Executive acknowledges and agrees that, except as otherwise provided in Section 4.07, in the event of the Executive’s termination of employment for any reason, the Executive agrees to comply with the restrictions set forth in Section 4.02 for a term measured in years and fractions thereof equal to the Executive’s Severance Multiple (the “Non-Compete Term”), provided that if the Executive’s employment is not terminated by reason of a Qualifying Termination (and therefore is not entitled to receive the payments and benefits set forth in Section 2.01 hereof), then the Executive need not comply with the restrictions set forth in Section 4.02.

SECTION 4.02. The Executive acknowledges and agrees that, except as otherwise provided in Section 4.07, so long as the Company complies with its obligations to provide the payments required under Section 2.01, the Executive shall not, directly or indirectly: (a) engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company during the Non-Compete Term; provided, however, that such provision shall not apply to the Executive’s ownership of common stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Exchange Act, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation; or (b) for himself or for any other person, firm, corporation, partnership, association or other entity: (i) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months; (ii) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company; or (iii) make known the names and addresses of such clients or any information relating in any manner to the Company’s trade or business relationships with such customers.

SECTION 4.03. The Executive acknowledges and agrees (whether or not the Executive is subject to the restrictions set forth in Section 4.02) not to disclose, either while in the Company’s employ or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, any confidential information obtained by him while in the employ of the Company, including, without limitation, any of the Company’s inventions, processes, methods of distribution or customers or trade secrets; provided, however, that this provision shall not preclude the Executive from disclosing information (a) known generally to the public or (b) not considered confidential by persons engaged in the business conducted by the Company or (c) to the extent required by law or court order. The Executive also agrees that upon leaving the Company’s employ he will not take with him, without the prior written consent of an officer authorized to act in the matter by the Board any drawing, blueprint, specification or other document of the Company, its subsidiaries, affiliates and divisions, which is of a confidential nature relating to the Company, its subsidiaries, affiliates, and divisions, including, without limitation, relating to its or their methods of distribution, or any description of any formulae or secret processes.

SECTION 4.04. The Executive acknowledges and agrees that (a) the restrictive covenants contained in this Article IV are reasonably necessary to protect the legitimate business interests of the Company, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind, (b) his full, uninhibited and faithful observance of each of the covenants contained in this Article IV will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors and (c) the restrictions contained in this Article IV are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and permitted assigns.

SECTION 4.05. The Executive acknowledges and agrees that any violation of the provisions of Article IV would cause the Company irreparable damage and that if the Executive breaches or threatens to breach such provisions, the Company shall be entitled, in addition to any other rights and remedies the Company may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages and without being required to post bond.

SECTION 4.06. In the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against the Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.

SECTION 4.07. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 4.01 and 4.02 shall not apply to any Executive who is a party to an Executive Termination Agreement with the Company and who becomes entitled to receive Severance Payments (as defined in such Executive Termination Agreement) thereunder.

ARTICLE V

Successors; Binding Agreement

SECTION 5.01. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

SECTION 5.02. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

ARTICLE VI

Notices

SECTION 6.01. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:

Attention: Clerk

Millipore Corporation

290 Concord Road

Billerica, MA 01821

To the Executive:

c/o Millipore Corporation,

with an additional copy to the Executive’s home address.

ARTICLE VII

No Offset

SECTION 7.01. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payments to the Executive, his dependents, beneficiaries or estate, provided for in this Agreement.

ARTICLE VIII

Amendment or Modification; Waiver

SECTION 8.01. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board or any authorized committee of the Board and shall be agreed to in writing, signed by the Executive and by an officer of the Company thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time.

ARTICLE IX

Governing Law; Submission to Jurisdiction

SECTION 9.01. The validity, interpretation, construction performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflict of laws thereof.

SECTION 9.02. (a) Except as otherwise specifically provided herein, the Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of federal and state courts in the Commonwealth of Massachusetts with respect to any disputes or controversies arising out of or relating to this Agreement. The parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 9.02(a); provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing any judgment obtained by the Company and, in such event, the Executive hereby irrevocably submits to the jurisdiction of such other court.

(b) The agreement of the parties to the forum described in Section 9.02(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 9.02(a), and each party agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 9.02(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c) Each party hereto irrevocably consents to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Article VI.

ARTICLE X

General Provisions

SECTION 10.01. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

SECTION 10.02. No right or interest to or in any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.

SECTION 10.03. No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

SECTION 10.04. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law.

SECTION 10.05. This Agreement (and the Executive Termination Agreement between the Executive and the Company) sets forth the entire understanding between the parties with respect to the subject matter hereof. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement (and the Executive Termination Agreement). All prior agreements, understandings and obligations (whether written, oral, express or implied) between the parties with respect to the subject matter hereof are terminated as of the date hereof and are superseded by this Agreement (and the Executive Termination Agreement).

SECTION 10.06. The Company may withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

SECTION 10.07. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

SECTION 10.08. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 10.09. The Executive may not cumulate the benefits provided under this Agreement with any severance or similar benefits (“Other Severance Benefits”) that the Executive may be entitled to by agreement with the Company (including, without limitation, pursuant to an employment or termination agreement) or under applicable law in connection with the termination of his employment. To the extent that the Executive receives any Other Severance Benefits, then the payments and benefits payable hereunder to such participant shall be reduced by a like amount. To the extent the Company is required to provide payments or benefits to any Executive under the Worker Adjustment and Retraining Notification Act (or any state, local or foreign law relating to severance or dismissal benefits), the benefits payable hereunder shall be first applied to satisfy such obligation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MILLIPORE CORPORATION

by	/s/ Kathleen M. Stearns

	Name:	Kathleen M. Stearns
	Title:	Corporate Vice President

/s/ Francis J. Lunger

Francis J. Lunger

EXHIBIT A

RELEASE AGREEMENT

In consideration of the promises, payments and benefits provided for in the Officer Severance Agreement, dated as of November 18, 2003 (the “Severance Agreement”), between Millipore Corporation (the “Company”) and Francis J. Lunger (the “Executive”), the Executive hereby agrees to the terms of this Release Agreement. Capitalized terms used and not defined in this Release Agreement shall have the meanings assigned thereto in the Severance Agreement.

The Executive acknowledges and agrees that the Company is under no obligation to offer the Executive the payments and benefits set forth in the Severance Agreement, unless the Executive consents to the terms of this Release Agreement. The Executive further acknowledges that he/she is under no obligation to consent to the terms of this Release Agreement and that the Executive has entered into this agreement freely and voluntarily.

Except as provided in paragraph 4 of this Release Agreement, the Executive voluntarily, knowingly and willingly releases and forever discharges the Company and its affiliates, together with its and their respective officers, directors, partners, shareholders, employees and agents, and each of its and their predecessors, successors and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Executive or his/her executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against the Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Executive. The release being provided by the Executive in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the Executive’s employment relationship with the Company or any its Affiliates, or the termination thereof, or under any statute, including, but not limited to, the federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, the Americans with Disabilities Act of 1990, the Executive Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, each as amended, and any other federal, state or local law or judicial decision.

The Executive acknowledges and agrees that the Executive shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Company or any other Releasee based on any event arising out of the matters released in paragraph 2 of this Release Agreement.

Nothing herein shall be deemed to release: (i) any of the Executive’s rights under this Severance Agreement; or (ii) any of the vested benefits that the Executive has accrued prior to the date this Release Agreement is executed by the Executive under the employee benefit plans and arrangements of the Company or any of its affiliates.

The Executive acknowledges that the Company has advised the Executive to consult with an attorney of the Executive’s choice prior to signing this Release Agreement. The

Executive represents that the Executive has had the opportunity to review this Release Agreement with an attorney of the Executive’s choice.

The Executive acknowledges that the Executive has been offered the opportunity to consider the terms of this Release Agreement for a period of at least twenty-one (21) days, although the Executive may sign it sooner should if desired by the Executive. The Executive further shall have seven additional days from the date of signing this Release Agreement to revoke the Executive’s consent hereto by notifying, in writing, the General Counsel of the Company. This Release Agreement will not become effective until the eighth day after the date on which the Executive has signed it without revocation.

Dated:

Francis J. Lunger